Exhibit 10.3

SETTLEMENT AGREEMENT AND GENERAL AND MUTUAL RELEASE

This Settlement Agreement and General and Mutual Release (the “Agreement”) is on this 2nd day of April by and between Titan Pharmaceuticals, Inc. (the “Company”) and David Lazar (the “Executive”), collectively known herein as the “Parties.”

WHEREAS, the Executive and the Company executed an employment agreement, dated December 14, 2022 (the “Agreement”), pursuant to which the Executive served as the Company’s Chief Executive Officer (the “Services”).

WHEREAS, the Executive has provided the Services above and beyond such as commonly performed by an Executive of a company in a similar position.

WHEREAS, there is no dispute as to the provision of the Services nor any disagreements with the Company.

WHEREAS, the Parties desire and intend that this Agreement supplement and modify all prior contracts, agreements and understandings between the Parties.

WHEREAS, the Parties desire that the Executive submits his resignation forthwith.

NOW, THEREFORE, the Parties, intending to be legally bound, and in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1. Settlement Payments Due to the Executive Pursuant to the Agreement.

The Company shall pay, upon execution hereof, to the Executive the following:

a.	The accrued and unpaid Base Salary (as defined in the Agreement), through March 31, 2024.

b.	The Special Bonus (as defined in the Agreement) 3%, based upon the increase in valuation, pursuant to Section 2(e) of the Agreement.

c.	The severance payment of $406,000 due in accordance with Section 5(b) of the Agreement (the “Cash Settlement”).

d.	Accrued and unused vacation days, as per California law.

e.	COBRA/Benefits payments due of 38,064.00

f.	The total of all the cash considerations above will equal to $505,329.42. not including (b).

The above, where applicable, shall be paid in immediately available cash, to be transmitted via U.S. Federal Reserve Bank Wire, in U.S. dollars, in accordance with the following instructions to:

BANK: [___]

or any other address subsequently designated in writing by the Executive. It is agreed and understood that time is of the essence with respect to the payments.

2. Resignation and Release.

The Executive hereby resigns and irrevocably and unconditionally releases, acquits and forever discharges the Company and any principals of any and any successors and assigns (and any officers, Executives, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities) (hereinafter referred to for purposes of this section as the “Clients”), from any and all claims, demands, rights, causes of action, liens, actions, suits, attorneys’ fees, costs, damages, losses, expenses and contractual obligations of whatever kind or nature, whether absolute or contingent, liquidated or unliquidated, direct or indirect, in law or in equity, fully accrued or not fully accrued, matured or unmatured, known or unknown, foreseen or unforeseen, suspected or unsuspected, relating to any matter whatsoever (collectively, “Claims”) which the Executive had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Executive from their obligations pursuant to this Agreement.

The Company, for itself and for its successors and assigns hereby irrevocably and unconditionally release, acquit and forever discharge the Executive, any successors and assigns (and any officers, Executives, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities), from any and all Claims (as defined above) which the Company had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Clients from their obligations pursuant to this Agreement.

3. Cooperation. The director, at the Company’s reasonable request and at the Company’s expense, will assist the Company in transition to new control, insofar as such assistance is reasonably related to Executive’s past Services. Executive acknowledges that such assistance may include providing to the Company “Background of the Transaction” information relating to the change in control, for use in filings under the Securities Act and Securities Exchange Act.

4. No Admission. The Parties understand and agree that this Agreement shall not be construed as (i) an admission of liability by one party to the other, (ii) that either party has violated any federal, state or local statute, law, ordinance or regulation, or (iii) there has been any material disagreements with the Company.

5. Binding Agreement. This Agreement supersedes all prior agreements between the Parties. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. The Parties agree and stipulate that this Agreement is enforceable in all respects and is not subject to any affirmative claim, once this Agreement is executed.

6. Entire Agreement. This Agreement constitutes the entire and complete understanding between the Parties hereto, and no other representation, promise, or agreement shall be binding upon either of them unless it is in writing and executed by the Parties.

7. Amendment. This Agreement may not be amended or modified in any manner except by a writing signed by each of the Parties hereto.

8. Recitals. The Parties hereto acknowledge and agree that the recitals set forth at the beginning of this Agreement are true and correct in all respects and are incorporated herein by this reference.

9. Governing Law; Venue. This Agreement is made and delivered in and shall be governed by and construed in accordance with, the applicable laws of the State of California. Any suit involving any dispute or matter arising under this Agreement, the Parties hereby consent to personal jurisdiction in the State of California.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the provision shall be modified to the extent necessary to render it enforceable and, if necessary, shall be fully severable.

11. Authority. Each signer below warrants that he/she has actual authority to enter into this Agreement. It is understood that each party to this Agreement is relying on the other party executing his Agreement having actual authority to enter into the Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original. An executed counterpart of this Agreement faxed or scanned and emailed shall have the same force and effect as an originally executed counterpart.

13. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14. Encouragement to Consult Attorney; Time to Consider Agreement. EACH OF PARTIES REPRESENTS THAT THIS AGREEMENT HAS BEEN ENTERED INTO FREELY AND VOLUNTARILY; THAT IT HAS HAD THE OPPORTUNITY TO ASCERTAIN AND WEIGH ALL OF THE FACTS AND CIRCUMSTANCES LIKELY TO INFLUENCE ITS JUDG-MENTS; THAT IT HAS HAD THE OPPORTUNITY TO SEEK AND OBTAIN LEGAL COUNSEL, AND HAS AVAILED ITSELF OF COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND TO BE DULY APPRISED OF ITS LEGAL RIGHTS; AND THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THE AGREEMENT.

15. Non-Disparagement. The Parties agree that they will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the other Parties.

IN WITNESS WHEREOF, the Parties have made and entered into this Settlement Agreement as of the date set forth above.

Titan Pharmaceuticals, Inc.

/s/ Seow Gim Shen
By:	Seow Gim Shen
Its:	CEO

DAVID LAZAR

/s/ David Lazar
Name:	David Lazar

4